Exhibit 99.1

11000 Equity Drive, #300 Houston, TX 77041-8240 NYSE: SPN (281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, VP of Investor Relations, (504) 587-7374

Superior Energy Services, Inc. Completes Acquisition of Complete Production Services, Inc.

HOUSTON – February 7, 2012 – Superior Energy Services, Inc. (NYSE: SPN) today announced that it has closed its previously announced acquisition of Complete Production Services, Inc. Under the terms of the agreement and plan of merger, each outstanding share of Complete common stock has been converted into the right to receive $7.00 in cash and 0.945 of a share of SPN common stock, with cash to be paid in lieu of fractional shares. Superior issued approximately 74.8 million shares related to this transaction and paid approximately $554 million in cash. As of today, former stockholders of Complete hold approximately 48% of the combined company’s outstanding common stock.

David Dunlap, President and Chief Executive Officer of Superior, said, “I want to personally welcome the Complete employees to our team. I am excited about the opportunity to work with an additional dedicated and focused workforce of approximately 7,400 strong, and I welcome the energy, efforts and ideas of all employees as we build upon our collective strengths and opportunities brought about by this combination.

“This transaction provides us more access to U.S. land markets sooner than we could have accomplished on a stand-alone basis, while providing important completion and intervention services that we did not offer our customers. The combination will also assist us in accelerating our international expansion efforts as excess cash flows from North America can be deployed abroad to meet our growing international opportunity set.”

Joe Winkler, former Chairman and Chief Executive Officer of Complete, said, “We are very proud of the contributions our employees made to build Complete into a leading provider of completion services in North America and we would like to thank them for their efforts and dedication through the years. We are also excited about the potential of the combined company to better serve customers, provide additional avenues for growth and create further opportunities for our people to advance.”

Superior, which has corporate administrative offices and functions in New Orleans and Houston, will designate Houston as its corporate headquarters. Superior’s New Orleans location will continue to house certain corporate and administrative functions.

Redemption of Complete’s 8% Senior Notes

In connection with the closing, Superior has satisfied and discharged all of Complete’s 8% senior notes due 2016. In accordance with the indenture covering these notes, all of the notes will be redeemed on March 8, 2012.

Superior Appoints McShane and Ralls as Independent Directors

Superior announced today that the Company’s Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, has appointed Michael McShane and W. Matt Ralls to serve as directors until the 2012 annual meeting of stockholders. Messrs. McShane and Ralls served as directors on the Board of Complete Production Services.

Terry Hall, Chairman of Superior Energy Services, said, “We are pleased to welcome Mike and Matt to our Board. They are experienced energy industry leaders with extensive management, financial and operational leadership success. Their vision, experience and accomplishments will assist our team as we continue to expand and grow.”

Mr. McShane’s career in the energy industry spans more than 30 years, serving in a variety of executive management and financial leadership positions. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., from June 2002 until the completion of the merger of Grant Prideco and National Oilwell Varco, Inc. in April 2008, having also served as Chairman of the Board from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane held various management positions at BJ Services Company, highlighted by his position as Senior Vice President – Finance and Chief Financial Officer and director of BJ Services from 1990 to June 2002.

Mr. McShane also serves as a director of Spectra Energy Corporation, Oasis Petroleum, Forum Energy Technologies, and serves as an Operating Partner to Advent International, a global private equity fund.

Mr. Ralls is the President, Chief Executive Officer and a director of Rowan Companies, Inc. He has extensive leadership and financial management experience in the oil and gas drilling and production industry. Mr. Ralls’s industry experience also includes serving as Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation from June 2005 until the completion of the merger of GlobalSantaFe with Transocean, Inc. in November 2007, having also served as Senior Vice President and Chief Financial Officer from November 2001 to June 2005. Mr. Ralls has held various other management and financial roles with other oil drilling and production companies.

Mr. Ralls also serves as a director of Cabot Oil and Gas Corporation and the American Petroleum Institute.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.